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                                                                    Exhibit 99.6


                              [GOLDMAN SACHS LETTERHEAD]


PERSONAL AND CONFIDENTIAL
-------------------------

January 7, 2002


Board of Directors
COR Therapeutics, Inc.
256 East Grand Avenue
South San Francisco, California 94080

Re:      Amendment No.1 to Registration Statement on Form S-4
         (File No. 333-75882) of Millennium Pharmaceuticals, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter dated December 5, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.0001 per share (the "Shares"), of COR Therapeutics, Inc. (the "Company") of the exchange ratio of 0.9873 shares of Common Stock, par value $0.001 per share, of Millennium Pharmaceuticals, Inc. ("Millennium") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of December 5, 2001, among Millennium, PGM Corporation, a wholly-owned subsidiary of Millennium, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--Opinion of COR's Financial Advisor ", "THE MERGER--Background of the Merger" and "Opinion of COR's Financial Advisor--Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Goldman, Sachs & Co.
-------------------------------
(Goldman, Sachs & Co.)